Exhibit 10.4

2019 OVER PERFORMANCE PLAN (“OPP”)

Effective January 1 – December 31, 2019)

PURPOSE

The Over Performance Plan (the “Plan” or “OPP”) is an incremental incentive plan designed to reward eligible Director level and above employees for achievement of pre-established corporate performance measure(s) that are assigned a specific weight according to their importance in the Company’s business plan. This Plan, for eligible employees, covers the period from January 1, 2019 through December 31, 2019.

This Plan supersedes any prior incremental incentive plan version and cancels any document that provides information contrary to the information contained in this Plan version. The Company may terminate the Plan, amend or modify the Plan in any respect, at any time, and without notice, provided, however, that such termination, modification or amendment shall not adversely affect the rights of a participant to receive an award already fully earned under the Plan.

ELIGIBILITY

All regular full-time and part-time non-sales, non-bargained for Director level and above employees who are employed during the calendar year, and who commence employment with the Company before October 1, 2019 who are presented with a participation letter from Human Resources confirming eligibility are potentially eligible to participate in the Plan. To be eligible to earn and receive payment of an incentive award, the participant must be:

1.	Classified as a permanent employee;
2.	Employed with the Company during some portion of the period for which the award is being measured, and initially be hired by the Company before October 1, 2019; and
3.	Selected by the Committee for participation before the payment date; and
4.	Actively working at the Director level or above through the payment date, or on Company-approved or job-protected leave for any periods not worked where the Company has a reasonable expectation that the employee will return to their position in the near future and is active on the date the award is “earned,” as defined in the Administration section. An individual is “actively working” if he or she is actually working and carrying out his or her duties at the Company, or he or she is on PTO or a paid Company holiday.

Incentive awards are not “earned” until the events described in the Administration section occur.

The following individuals are not eligible for a payment under OPP:

1.	Employees who voluntarily terminate their employment or are involuntarily terminated for any reason are not eligible for the 2019 OPP payment. In addition, payment to employees who are under investigation for misconduct on the normal payout date may be delayed. If it is determined that misconduct occurred and termination occurs, the award is forfeited in accordance with applicable state law.
2.	Contractors and interns are not eligible for the 2019 OPP.

2019 OPP DESIGN

PLAN COVERAGE PERIOD

Awards under the Plan will be based upon the achievement of pre-established annual Corporate performance measure(s) and the eligible employee’s annual eligible base salary on December 31 of the Plan year will be used when proration(s) are not required for the following Plan Coverage Period(s), unless modified by the Committee: January 1, 2019 through December 31, 2019.

OPP PERFORMANCE MEASURES AND GOALS

The amount of any OPP payment will be based on the eligible employee’s target OPP opportunity and attainment of certain Corporate performances measures. Target opportunities, corporate performance metrics, weighting, and the pre-established performance goals are set by the Committee in its sole discretion and may be changed at any time. Performance against pre-established Corporate goals, as determined by the Committee and the Chief Executive Officer, determine the funding level that will be available for awarding incentives. If it is determined that OPP awards will be granted, senior management and the Board retains the sole discretion to set award levels and to adjust award levels and subsequent employee distributions.

HR Compensation	2019 Over Performance Plan	Amended November 5, 2019

CORPORATE PERFORMANCE MEASURES AND GOALS

There are two components of the 2019 OPP performance goals for January 1 through December 31, 2019:

Table 1:

Metric	Weight	Threshold	Maximum

Adjusted EBITDA	50%	$509 MM	No Cap
Adjusted FCF	50%	$226 MM	No Cap

FUNDING

2019 OPP Financial Targets and Payout “Curve”

–	Adjusted EBITDA (50%). This performance metric supports our focus on improving revenue trends and reflects the public budget released on February 26, 2019, which represents the budget guiding principles and financial projects of the Company for fiscal year 2019. Adjusted EBITDA is adjusted for certain investments in growth opportunities.
–	Adjusted Free Cash Flow (“Adjusted FCF”) (25%). This performance metric supports our goal of generating cash to build the business, while continuing to meet our debt requirements. FCF has been adjusted to reflect the public budget release of February 26, 2019, which represents the budget guiding principles and financial projections of the Company for fiscal year 2019. Adjusted FCF does not include certain tax liabilities, settlement of liability stock option awards and certain investments in growth opportunities, including merger and acquisitions and relisting activities.

The table below reflects in detail the respective payouts per performance level for each performance metric under our OPP for fiscal year 2019 and is not capped. Incentive awards are interpolated between achievement levels.

HR Compensation	2019 Over Performance Plan	Amended November 5, 2019

Table 2:

OPP Reported Adj. EBITDA		Updated Calculation	OPP Adj. Free Cash Flow (FCF)
EBITDA Target	Award Target %		FCF Target	Award Target %
$509.00		Minimum Hurdle	$226.00
513.00	20%		230.00	20%
517.00	40%		234.00	40%
521.00	60%		238.00	60%
525.00	80%		242.00	80%
529.00	100%		246.00	100%
531.00	110%		248.00	110%
533.00	120%		250.00	120%
535.00	130%		252.00	130%
537.00	140%		254.00	140%
539.00	150%		256.00	150%
541.00	160%		258.00	160%
543.00	170%		260.00	170%
545.00	180%		262.00	180%

INDIVIDUAL TARGET OPPORTUNITY

Eligible employees will have an OPP target percentage opportunity assigned based on their job(s) during the Plan year. Targets may be prorated to capture the relevant base salary earnings in each job, the target percentage of each job, and the amount of time spent in each job. The eligible employee’s annual base salary on December 31 of the Plan year will be used when proration(s) are not required.

The annual OPP targets by job level are generally as follows:

Table 3:

JOB LEVEL	2019 OPP TARGET %

Chief Executive Officer (CEO)	100%
Executive Vice President (EVP)	60% - 70%
Vice President (VP)	40%
Assistant Vice President (AVP)	30%
Director (DIR)	25%

PRORATION OF AWARD

If an employee meets plan eligibility requirements, the OPP award will be prorated for any periods during which the employee was not working and not on regular, company-approved paid time off. For example, the OPP award will be prorated to reflect any of the following:

1.	Unpaid Leave
2.	Leave supplemented with a pay replacement benefit (such as STD, LTD, or workers compensation)

HR Compensation	2019 Over Performance Plan	Amended November 5, 2019

3.	Absence without leave
4.	Administrative leave as part of any company investigation, discipline, or inquiry
5.	Hire date after January 1, 2019.
6.	Existing employees who have a job change into or out of a role, a change in Target % or a change in base pay during the Plan Coverage Period that is eligible for participation in the OPP.

In such situations as described above, the 2019 OPP award, if any, will be paid at the time that other 2019 OPP awards are scheduled to be paid in accordance to Plan, unless otherwise specifically stated in this Plan. For employees on leave, OPP awards will be paid to the employee once they return to work, are active and no longer on leave.

EXAMPLE - OPP INCENTIVE AWARD CALCULATION

Compensation Assumptions: January 1 – December 31:

●	Base Salary = $100,000
●	Target Award % = 25%
●	Total Target Award = $25,000 (EBITDA = $12,500, FCF = $12,500)

Table 4:

2019 OPP Component	Assuming Minimum Goal Achieved (MM)	Target Payout	% of Pool Achieved	Total Payout
EBITDA	513.0	$12,500	20%	$2,500
FCF	234.0	$12,500	40%	$5,000
				$7,500

Assume $100,000 base salary and 25% target award $

TIMING OF PAYMENTS

Award payments are targeted for spring 2020 after the issuance of Thryv audited financial statements and after review and approval by the Committee and Board to eligible employees actively working and on payroll at the time of payment.

DEFINITIONS

BASE SALARY EARNINGS

An eligible employee’s base salary earnings paid during the Plan Period as of December 31 or prorated for each eligible job(s) within the Plan period. Base salary earnings for this purpose do not include benefits, bonuses, overtime, or other awards.

BOARD

The Company’s Board of Directors.

COMMITTEE

The Compensation and Benefits Committee of the Board of Directors of the Company.

COMPANY

Thryv Holdings, Inc. and its consolidated subsidiaries.

HR Compensation	2019 Over Performance Plan	Amended November 5, 2019

ADJUSTED EBITDA

Total Company operating income, before interest, taxes, depreciation and amortization, each calculated in accordance with GAAP. This performance metric supports our focus on improving revenue trends and reflects the public budget released on February 26, 2019, which represents the budget guiding principles and financial projects of the Company for fiscal year 2019. Adjusted EBITDA is adjusted for certain investments in growth opportunities.

ADJUSTED FREE CASH FLOW (FCF)

This performance metric supports our goal of generating cash to build the business, while continuing to meet our debt requirements. FCF has been adjusted to reflect the public budget release of February 26, 2019, which represents the budget guiding principles and financial projections of the Company for fiscal year 2019. Adjusted FCF does not include certain tax liabilities, settlement of liability stock option awards and certain investments in growth opportunities, including merger and acquisitions and relisting activities.

INDIVIDUAL TARGET OPPORTUNITY

An eligible OPP target percentage for eligible employee based on one’s job level(s).

PLAN PARTICIPATION EFFECTIVE DATES

The effective date for participants who become eligible for this Plan is on January 1, 2019 or after their eligibility date. The effective date for cessation of participation in this Plan for participants who move into a position not eligible for this Plan is the end of the pay period in which the move occurs. Non-sales employees at the Director level and above who are hired after January 1 of the Plan Coverage Period and who do not participate in another function-specific incentive plan are eligible to participate in this Plan subject to pro-ration rules based on hire date.

PLAN YEAR OR COVERAGE PERIOD

The Plan Year is the Company’s fiscal year, January 1, 2019 through December 31, 2019.

ADMINISTRATION

Approval/Objectives Guidelines

OPP Awards are at the sole discretion of senior management and the Board of Directors and may or may not be granted based upon Company, functional unit, departmental, and/or individual performance in the plan year. If it is determined that OPP awards will be granted, senior management and the Board of Directors retains the sole discretion to set award levels and to adjust award levels and subsequent employee distributions.

When OPP Awards are Earned

OPP Awards are not earned, are not due, and shall not be paid, unless and until the following conditions are met: (1) the Approval/Objective Guidelines are met, (2) the Board approves Corporate performance and payment (3) all Plan eligibility requirements described of the Plan are met, (4) employee is employed and actively working (or on Company Approved or job protected leave) on the payment date, and (5) the payout date occurs.

OPP incentive awards, if any, will be paid within guidelines noted within and processed with your regular payroll check. All legally required and applicable income and employment taxes and withholdings will be deducted from the gross incentive award paid to participants. Awards are not considered eligible compensation for the purposes of calculating 401(k) plan match and contributions, other employee benefits, such as life insurance calculation of medical contributions.

Disclaimer

This Plan is not a contract of employment OR OTHERWISE ALTER YOUR AT-WILL EMPLOYMENT STATUS and does not create any contractual rights. Any payment under the Plan or this incentive award is discretionary and at the will of the Company. This Plan document and the award schedules set forth herein do not constitute an express or implied promise of continued employment for any period or at all and will not interfere in any way with a participant’s right to terminate or the Company’s right to terminate a participant’s employment at any time, with or without cause and with or without notice.

The Company may terminate the Plan, or amend or modify the Plan in any respect, at any time, and without notice.

HR Compensation	2019 Over Performance Plan	Amended November 5, 2019

This Plan may be superseded by federal, state, and local laws to the extent applicable.

HR Compensation	2019 Over Performance Plan	Amended November 5, 2019